CARTER, LEDYARD & MILBURN
                               COUNSELLORS AT LAW
                                  2 WALL STREET
                              NEW YORK, N.Y. 10005

                                   -----------

                                 (212) 732-3200
                               FAX: (212) 732-3232

                                                            Writer's Direct Dial
                                                             (212)238-8605




                                            March 25, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  Tofutti Brands Inc.

Dear Sirs:

     We have acted as counsel for Tofutti Brands Inc., a Delaware corporation (the "Corporation"), in connection with the adoption of the amendment of Tofutti Brands Inc. 1993 Stock Option Plan (the "Plan"), which provides for the issuance and sale of up to an additional 1,000,000 shares (the "Shares") of the Common Stock, par value $.01 per share, of the Corporation.

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that the Shares, when paid for in accordance with the terms of the Plan and the options granted thereunder, will be legally issued, fully paid and non-assessable.




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     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Corporation's Registration Statement on Form S-8 relating to the Plan.

                                                    Very truly yours,

                                                    /s/Carter, Ledyard & Milburn

SJG:es